Exhibit 5.2
April 18, 2007
Great Basin Gold Limited
Suite 1020, 800 West Pender Street
Vancouver, BC V6C 2V8
United States Securities and Exchange Commission
Ladies and Gentlemen:
Re:     Registration Statement on Form F-10
We hereby consent to the reference to us in the registration statement on Form F-10, as amended (the “Registration Statement”) and the related short form prospectus (the “Prospectus”) of Great Basin Gold Limited relating to the offering of common shares. We also consent to the use of our firm name under the headings “Enforceability of Civil Liabilities” and “Legal Matters” in the Prospectus included in the Registration Statement.
In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules and regulations promulgated thereunder.
Yours truly,
/s/ Lang Michener LLP
LANG MICHENER LLP